Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
LIFE360, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common stock, $0.001 par value per share	457(r)	6,612,500(1)	$27.00	$178,537,500	0.0001476	$26,352.14
Carry Forward Securities	-	-	-
	Total Offering Amounts					$178,537,500		$26,352.14
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$26,352.14
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(1)Includes 862,500 additional shares of common stock that the underwriters have the option to purchase from the selling securityholders named in the prospectus supplement to which this exhibit is attached.
(2)Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-279271) on May 9, 2024 (the “Registration Statement”) was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (“Securities Act”) and is paid herewith. This “Calculation of Filing Fee” table shall be deemed to update the table attached as Exhibit 107 in accordance with Item 16 of the Registration Statement.